SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2009 (August 18, 2009)

Neuralstem, Inc.
(Exact name of registrant as specified in Charter)

Delaware	000-1357459	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850

(Address of Principal Executive Offices)

(301) 366-4841
 (Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rules or Standards; Transfer of Listing

On August 18, 2009, Neuralstem, Inc. (the “Company”) received notification from the NYSE Amex, LLC, (the “Exchange”), indicating that the Company’s plan (“Plan”) to regain compliance with the Exchange’s continued listing requirements had been accepted.   The plan was submitted in response to the Exchange’s June 5, 2009 notice which the Company previously disclosed on its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 5, 2009.  As a result, the Exchange will continue to list the Company’s common shares subject to the following conditions:

•
The Company must make a public announcement disclosing that it is not in compliance with the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension.  The public announcement must contain the target completion date of December 6, 2010.  On August 19, 2009 the Company complied with the requirement by issuing the press release attached hereto as Exhibit 99.1.

•
The Company must continue to provide the Exchange staff with updates in conjunction with the initiatives of the plan as appropriate or upon request, but no later than at each quarter completion concurrent with the Company’s appropriate filings with the Securities and Exchange Commission.  The Company anticipates complying with this requirement.

•
The Exchange staff will also review the Company’s compliance with the plan.  If the Company does not show progress consistent with the plan, the Exchange staff will review the circumstances and may commence delisting proceedings.  The Company anticipates its compliance with the plan.

On August 18, 2009, the Company received approval from the Exchange to list the securities issued pursuant to the Company’s June 30, 2009 offering.  Accordingly, the Section 301 deficiency reported in the Company’s Current Report on Form 8-K and filed with the SEC on August 13, 2009 is now remedied.

Item 9.01	Financial Statement and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated August 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEURALSTEM, INC

By:	/s/ I. Richard Garr
I. Richard Garr Chief Executive Officer

 Dated: August 21, 2009